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                                                                    Exhibit 99.1

                              INPUT SOFTWARE, INC.
                          SPECIAL INCENTIVE BONUS PLAN


HISTORY AND PURPOSE OF THE PLAN.

This Plan was adopted by the Board of Directors of Input Software, Inc. (the "Company") on October 8, 1999. This Plan was amended and restated by the Company's Board of Directors on December 29, 1999 and again on February 1, 2000. The purpose of this Plan is to create an additional incentive for the Company's management team to increase stockholder value. To achieve this objective, this Plan provides for the payment of cash and stock bonuses in the event that the value of the Company's Common Stock attains certain levels over an extended period of time.

ADMINISTRATION.

This Plan will be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee has the discretion to interpret this Plan and to modify its provisions to the extent necessary to protect the interests of the Company and its stockholders.

ELIGIBILITY.

Eligibility for participation in this Plan is limited to officers and director-level employees of the Company. Participants will be identified by the Company's Chief Executive Officer and notified individually of their eligibility.

BONUS POOL AND INDIVIDUAL BONUSES.

The aggregate amount of the bonuses paid under this Plan will not exceed $2,650,000. The amount of each participant's individual bonus will be determined by the Company's Chief Executive Officer and will be subject to final approval by the Compensation Committee of the Company's Board of Directors.

PERFORMANCE TARGET.

No bonuses will be paid under this Plan unless and until each of the following requirements has been satisfied with respect to the same period (the "Measurement Period"):

(a) The Measurement Period may start on any date that occurs (i) after October 8, 1999, and (ii) on or after the first day following October 8, 1999, on which the closing price of the Company's Common Stock equals or exceeds $12.50 per share.

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(b)      The Measurement Period may be any period of 45 consecutive calendar days during which the average closing price of the Company's Common Stock equals or exceeds $12.50 per share.

(c) The closing price of the Company's Common Stock must equal or exceed $11.00 per share on each of the last five trading days in the Measurement Period.

(d)      The Measurement Period must close on or before October 8, 2002.

Closing prices will be determined based on the amounts reported in the Western Edition of THE WALL STREET JOURNAL.

FORM OF PAYMENT.

In the aggregate, 25,000 fully vested shares of the Company's Common Stock will be distributed, with the remainder of the total amount paid in cash. Each individual bonus will be paid in cash and shares on a pro rata basis. For this purpose, the value of the Company's Common Stock will be deemed to be equal to its closing price on the most recent trading day prior to the date when the shares are issued to the participants.

TIME OF PAYMENT.

The bonuses under this Plan will be paid within three business days after the close of the Measurement Period, except as provided in the next sentence. If, when the bonuses otherwise would be paid, any member of the Company's management team is precluded by Rule 10b-5 of the Securities and Exchange Commission or by the Company's policies from selling shares of the Company's Common Stock in the open market, then payment of all bonuses under this Plan will be deferred until all members of the Company's management team are permitted to sell shares of the Company's Common Stock in the open market.

CORPORATE TRANSACTIONS.

Bonuses under this Plan may also be paid in the event that (a) the Company is a party to a Corporate Transaction (as defined in the Company's 1993 Stock Option/Stock Issuance Plan) that closes on or before October 8, 2001, and (b) no other bonuses have been paid under this Plan when the Corporate Transaction closes. The amount of the bonuses payable under this Plan in the event of a Corporate Transaction is a percentage of the bonuses described above, determined as follows:

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
     VALUE PER SHARE RECEIVED BY COMPANY'S
STOCKHOLDERS AS RESULT OF CORPORATE TRANSACTION                    PERCENTAGE OF BONUSES TO BE PAID
              Less than $6.00                                                    0%

                    $6                                                          25%

       More than $6 but less than $10                            25% plus 0.1875% for each $0.01 of value
                                                                    per share received by the Company's
                                                                     stockholders in excess of $6.00

                $10 or more                                                     100%

All share values in the preceding table will be adjusted equitably to reflect stock splits, stock dividends and similar changes in the Company's capitalization.

Bonuses earned as a result of a Corporate Transaction will be paid at the time of the closing of the Corporate Transaction. Payment will be made in cash, in shares of the Company's Common Stock, in shares of the capital stock of the surviving corporation or its parent, or in any combination of the foregoing, as the Compensation Committee of the Company's Board of Directors may determine at its sole discretion, except that the cash portion of the payments may not be less than 40% of overall payments and must be 100% if the surviving corporation's capital stock is not registered and publicly tradable on a regulated stock exchange.

In no event will bonuses be paid as a result of a Corporate Transaction if bonuses have already been paid at the close of a Measurement Period.

WITHHOLDING TAXES.

All payments and distributions under this Plan will be subject to reduction to reflect applicable withholding taxes. In the case of distributions in the form of shares of the Company's Common Stock, withholding taxes will be deducted to the extent possible from the cash payments due under this Plan or from any other compensation payable by the Company to the participant.